EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-208380) on Form S-8 of our report dated September 13, 2018, relating to the consolidated financial statements of Anchor Bancorp appearing in this Annual Report on Form 10‑K/A of Anchor Bancorp for the year ended June 30, 2018.

/s/ Moss Adams LLP

Spokane, Washington
September 19, 2018